UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
 Securities Exchange Act of  1934

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☒	Preliminary Information Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
Definitive Information Statement

DYNAMIC NUTRA ENTERPRISES HOLDINGS INC.

(Name of Registrant As Specified in Charter)

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DYNAMIC NUTRA ENTERPRISES HOLDINGS INC.
3500 West Olive Avenue
Suite 810
Burbank, California 91505

Dear Shareholders:

We are writing to advise you that our Board of Directors and shareholders holding a majority of our outstanding voting capital stock have approved: (i) an amendment to the articles of incorporation (the "Name Change Amendment") to change the name of the Company from "Dynamic Nutra Enterprises Holdings Inc." to "il2m International Corp."; (ii) an amendment to the articles of incorporation (the "Authorized Capital Amendment") to increase the total authorized capital to 500,000,000 shares of common stock, par value $0.0001 (the "Increase in Authorized Capital"); and (iii) a reverse stock split of one for ten (1:10) of the shares of common stock of the Company (the "Reverse Stock Split").

These actions were approved by written consent on November 16, 2013 by our Board of Directors and a majority of holders of our voting capital stock, in accordance with Nevada Revised Statutes. Our directors and majority of the shareholders of our outstanding capital stock, as of the record date of November 16, 2013, have approved the Name Change Amendment, the Authorized Capital Amendment and the Reverse Split as determined were in the best interests of our Company and shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least ten (10) days after the date of this Information Statement has been mailed to our shareholders. This Information Statement is first mailed to you on or about November 28, 2013.

For the Board of Directors

By:	/s/ Sarkis Tsaoussian
Name: Sarkis Tsaoussian Title: President/Chief Executive Officer

DYNAMIC NUTRA ENTERPRISES HOLDINGS INC.
3500 West Olive Avenue
Suite 810
Burbank, California 91505

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
MAJORITY SHAREHOLDERS
IN LIEU OF A SPECIAL MEETING
PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to all holders of the common stock of American Exploration Corporation (the "Company") as of November 16, 2013 in connection with the action taken by written consent of holders of a majority of the outstanding voting power of the Company to authorize the Name Change Amendment, the Authorized Capital Amendment and the Reverse Split.

"We," "us," "our," the “Registrant” and the "Company" refers to Dynamic Nutra Enterprises Holdings Inc., a Nevada corporation

SUMMARY OF CORPORATE ACTIONS

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Dynamic Nutra Enterprises Holdings Inc., a Nevada corporation (the “Company”), in connection with our prior receipt of approval by written consents, in lieu of a special meeting, of the holders of a majority of our outstanding voting power authorizing the board of directors of the Company to: (i) amend the articles of incorporation (the "Name Change Amendment") to change the name of the Company from "Dynamic Nutra Enterprises Holdings Inc." to "il2m International Corp."; (ii) amend the articles of incorporation (the "Authorized Capital Amendment") to increase the total authorized capital to 500,000,000 shares of common stock, par value $0.0001 (the "Increase in Authorized Capital"); and (iii) effectuate the Reverse Stock Split.

On November 16, 2013, the Company obtained the approval of the Name Change Amendment, the Authorized Capital Amendment and the Reverse Split by written consent of the stockholders that are the record owners of 4,650,000 shares of common stock, which represents an aggregate of approximately 65% of the voting power as of November 16, 2013.  The name of the shareholder of record who holds in the aggregate a majority of our total issued and outstanding common stock and who signed the written consent of stockholders is Sarkis Tsaoussian holding of record 4,650,000 shares of common stock (65%).

The Name Change Amendment, the Authorized Capital Amendment and the Reverse Stock split cannot be effectuated until ten (10) days after the mailing of this Information Statement and after the filing of: (i) the amended Articles of Incorporation with the Nevada Secretary of State with respect to the Name Change and Authorized Capital Amendment; and (ii) the certain documentation with FINRA regarding the Name Change and the Reverse Stock Split.

The date on which this Information Statement will be sent to stockholders will be on or about November 28, 2013 and is being furnished to all holders of the common stock of the Company on record as of November 16, 2013.

The Board of Directors, and persons owning a majority of the outstanding voting securities of the Company have unanimously adopted, ratified and approved the proposed actions by the Company's board of directors. No other votes are required or necessary.

The Quarterly Report on Form 10-Q for the quarter ended August 31, 2013 and the Annual Report on Form 10-K for fiscal year ended May 31, 2013 and the Quarterly Reports on Form 10-Q for the quarters ended February 28, 2013, November 30, 2012 and August 31, 2012 filed by the Company during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives. The Company is presently current in the filing of all reports required to be filed by it.

Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at 818.953.7585. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to the Company's Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Name Change Amendment, effect the Authorized Capital Amendment and effect the Reverse Stock Split. The Company’s certificate of incorporation does not authorize cumulative voting. As of the record date, the Company had 7,115,000 voting shares of common stock issued and outstanding. The consenting stockholders of the shares of common stock are entitled to 4,650,000 votes, which represents approximately 65% of the voting rights associated with the Company’s shares of common stock. The consenting stockholders voted in favor of the Name Change Amendment, the Authorized Capital Amendment and the Reverse Stock Split described herein in a unanimous written consent, dated November 16, 2013.

PROPOSAL II
AMENDMENT OF THE ARTICLES OF INCORPORATION
TO EFFECT THE NAME CHANGE

On November 16, 2013, our Board of Directors and majority shareholders, believing it to be in the best interests of the Company and its shareholders, approved the Name Change Amendment. The Amendment is reflected in the Certificate of Amendment to the Articles of Incorporation to be filed with the Nevada Secretary of State.

Purpose and effect of the Name Change

In accordance with the terms and provisions of that certain affiliate stock purchase agreement dated October 30, 2013 (the ("Stock Purchase Agreement") by and between Donna Cashwell, an equity holder of 65% of the total issued and outstanding shares of common stock of the Company ("Cashwell"), and Sarkis Tsaoussian ("Tsaoussian"), Tsaoussian purchased from Cashwell all of the 4,650,000 shares of common stock held of record by Cashwell.   Therefore, based on the change in control of the Company, the business operations of the Company will change to that of developing, creating and marketing a social media platform called Ilink2music.com

Ilink2music.com is an unparalleled social media platform that will allow users to unify their personal digital-mobile lifestyle while simultaneously providing exclusive international music entertainment content, networking, events, products, services; featuring a unique internet radio station and exceptional co-creation content aiming at facilitating and revolutionizing the management of your on-line “way of life”. Our platform is a Horizontal - adaptable business model based on the strategic use of Multi-Sensory Branding, Co-Creation, Product Placement, Immersion User Experience Applications, ROI Relationship/Currency with Economy and Licensing Structures. It is built to adapt and to embrace the monumental shifts and disruptive technologies that are changing every facet of business. Ilink2music.com is positioned to leverage and facilitate change in the Global end user driven Digital/ Mobile content/Product placement Eco system.

Ilink2music.com will enable the user to create a profile in the music entertainment zone that displays his/her talents or expertise, whether they are a musician, composer, songwriter, vocalist, performer, conductor, arranger, instrumentalist, dancer, choreographer, DJ, music video producer and/or director, booking agent, recording studio, audio engineer, record label, events planner, music venue, music broadcaster, music educator, music publisher, road crew, talent manager, entertainment lawyer, etc. The user can also simply be a music fan that enjoys listening to music, socializing or following and supporting others. Each member will be able to network within our community in order to find what they’re looking for: a singer for a band, an event planner for a nightclub, a DJ for a party, a violinist or pianist for an orchestra, a choreographer for your dance crew, a music venue for your event, etc.

Therefore, based upon the change in business operations, our Board of Directors believes that the amendment to the Articles of Incorporation to change the name from "Dynamic Nutra Enterprises Holdings Inc." to "il2m International Corp." is necessary in light of the proposed future business operations of the Company.

The Board of Directors, therefore, believes that the name "il2m International Corp." will better reflect the evolution of the Company's future business operations.

Effective Time of the Name Change Amendment

We intend to file, as soon as practicable on or after the tenth (10th) day after this Information Statement is sent to our shareholders, an amendment to our Articles of Incorporation effectuating the Name Change with the Secretary of State of Nevada. The Name Change Amendment to our Articles of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Articles of Incorporation is accepted for filing by the Secretary of State of Nevada. It is presently contemplated that such filing will be made approximately ten (10) days from the date that this Information Statement is sent to our shareholders. The text of the Certificate of Amendment to the Articles of Incorporation is subject to modification to include such changes as may be required by the Nevada Secretary of State to effectuate the Name Change Amendment.

No Appraisal Rights for the Amendment

Under Nevada law, the Company’s shareholders are not entitled to appraisal rights with respect to the Name Change Amendment and the Company will not independently provide shareholders with any such right.

BOARD OF DIRECTORS’
 AND STOCKHOLDER APPROVAL

As our directors and holders of approximately 65% of our voting power signed a written consent in favor of the amendment to the Articles of Incorporation, we are authorized to amend the Articles of Incorporation to effect the Name Change. The Name Change and the Name Change Amendment will be effective upon the filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada, which is expected to occur as soon as reasonably practicable on or after the 10th day following the mailing of this Information Statement to stockholders.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

PROPOSAL III
AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED CAPITAL OF THE CORPORATION

On November 16, 2013, our Board of Directors and majority shareholders, believing it to be in the best interests of the Company and its shareholders, approved the  amendment the Company's Articles to increase the authorized share capital of the Company to 500,000,000 shares of common stock, par value $0.0001. The purpose of this proposed increase in authorized share capital is to make available additional shares of common stock for issuance for general corporate purposes, its future business operations and subsequent financing activities, without the requirement of further action by the shareholders of the Company. The Board of Directors has considered potential uses of the additional authorized shares of common stock, which may include the seeking of additional equity financing through public or private offerings, establishing additional employee or director equity compensation plans or arrangements or for other general corporate purposes. Increasing the authorized number of shares of the common stock of the Company will provide the Company with greater flexibility and allow the issuance of additional shares of common stock in most cases without the expense or delay of seeking further approval from the shareholders. The Company is at all times investigating additional sources of financing which the Board of Directors believes will be in the Company's best interests and in the best interests of the shareholders of the Company. However, there are no definitive agreements in place regarding future issuances.

The shares of common stock do not carry any pre-emptive rights. The adoption of the Amendment will not of itself cause any changes in the Company's capital accounts.

The increase in authorized share capital will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue authorized shares of common stock without requiring future approval from the shareholders of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares of common stock are issued in the future, they will decrease the existing shareholders' percentage equity ownership interests and, depending upon the price at which such shares of common stock are issued, could be dilutive to the existing shareholders. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock of the Company.

One of the effects of the increase in authorized share capital, if adopted, however, may be to enable the Board of Directors to render it more difficult to or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions (including private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action, however, could discourage an acquisition of the Company which the shareholders of the Company might view as desirable.

The Company does not have any current definitive or executed agreements regarding further proposals and arrangements to issue additional shares that will become authorized share capital of the Company pursuant to the Increase in Authorized Shares. Also, the Increase in Authorized Shares will result in an increase in the number of authorized but unissued shares of the Company's common stock and preferred stock, it may be construed as having an anti-takeover effect. Although the Increase in Authorized Shares is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of the Company's common stock or preferred stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the board of directors.

Effective Time of the Authorized Capital Amendment

We intend to file, as soon as practicable on or after the 10th day after this Information Statement is sent to our shareholders, an amendment to our Articles of Incorporation effectuating the creation of the Authorized Capital Amendment with the Secretary of State of Nevada. The Authorized Capital Amendment to our Articles of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Articles of Incorporation is accepted for filing by the Secretary of State of Nevada. It is presently contemplated that such filing will be made approximately ten (10) days from the date that this Information Statement is sent to our shareholders. The text of the Certificate of Amendment to the Articles of Incorporation is subject to modification to include such changes as may be required by the Nevada Secretary of State to effectuate the Amendment.

No Appraisal Rights for the Amendment

Under Nevada law, the Company’s shareholders are not entitled to appraisal rights with respect to the Authorized Capital Amendment and the Company will not independently provide shareholders with any such right.

BOARD OF DIRECTORS’
 AND STOCKHOLDER APPROVAL

As our directors and holders of approximately 65% of our voting power signed a written consent in favor of the Amendment to the Articles of Incorporation and Increase in Authorized Share Capital, we are authorized to file Articles of Amendment to the Articles of Incorporation with the Nevada Secretary of State. The Increase in Authorized Capital will be effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Nevada, which is expected to occur as soon as reasonably practicable on or after the 10th day following the mailing of this Information Statement to stockholders.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

PROPOSAL III
GRANT AUTHORITY TO THE BOARD OF DIRECTORS
TO CONDUCT UP TO A ONE FOR TEN SHARE
REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

On November 16, 2013, our Board of Directors and majority shareholders, believing it to be in the best interests of the Company and its shareholders, approved the Reverse Stock Split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock but have no effect on the number of authorized shares of common stock or preferred stock.

The Board of Directors has determined that it is in the Company’s best interests to effect the Reverse Split and has considered certain factors including, but not limited to, the following:

(i) current trading price of the Company’s shares of common stock on the OTC QB market and potential to increase the marketability and liquidity of the Company’s common stock;

(ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios;

(iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets;

(iv) posturing the Company and its structure in favorable position in order to effectively negotiate with potential acquisition candidates; and

(v) provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the Reverse Split will have the desired benefits.

The Reverse Split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock, and the Reverse Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take 10 shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the Reverse Split and convert those shares into one share of the post-reverse stock split common stock. The conversion rate of all securities convertible into common stock other than the outstanding preferred stock would be proportionately adjusted.

The Board of Directors has indicated that fractional shares will not be issued. Instead, the Company will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor adjustment due to the additional shares that will need to be issued a result of the treatment of fractional shares.

For the above reasons, the Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects

The Reverse Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State’s office and will become effective upon such filing. The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the requisite approvals are received and the requisite waiting periods have passed.

The Company is currently authorized to issue 100,000,000 shares of its common stock of which 7,115,000 shares are currently issued and outstanding. The Reverse Split of the Company’s common stock will not cause a decrease in the number of authorized shares of common stock. The Reverse Split will, however, reduce the number of issued and outstanding shares of common stock from 7,115,000 to approximately 711,500 shares. The Reverse Split will not have any effect on the stated par value of the common stock.

The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of the Company's common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by 10, with an adjustment for any fractional shares. (Fractional shares will be rounded up into a whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in the Company's common stock will remain virtually unchanged, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the Reverse Split. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. All shares, options, warrants or convertible securities that the Company has agreed to issue (or agrees to issue prior to the effective date of the Reverse Split), also will be appropriately adjusted for the Reverse Split. Shareholders holding greater than .5% fractional interest will be rounded up to the nearest whole share.

As a result of the proposal to conduct a Reverse Split, the Company will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being further diluted by additional share issuances. The proposed Reverse Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares. The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company. The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued. After the Reverse Split, if the board of directors would then issue the balance of the authorized shares, that action would have a material dilutive effect upon existing shareholders The board of directors may have future plans, understandings, agreements or commitments to issue additional shares of stock for any purpose, including financings. The increased capital will provide the board of directors with the ability to issue additional shares of stock without further vote of the stockholders of the Company. The Company's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of the Company in order to maintain their proportionate ownership of the Company's stock.

After the taking of any action to conduct or authorize the Reverse Split is filed there is not a requirement that shareholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Reverse Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Reverse Split.

BOARD OF DIRECTORS’
 AND STOCKHOLDER APPROVAL

As our board of directors and holders of approximately 65% of our voting power signed a written consent in favor of the Reverse Split, we are authorized to file documentation with FINRA. The Reverse Split will be effective after the filing of an Issuer Notification Form and associated documents with FINRA, which is expected to occur as soon as reasonably practicable on or after the 10th day following the mailing of this Information Statement to stockholders.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

DESCRIPTION OF SECURITIES

Description of Common Stock

Number of Authorized and Outstanding Shares

The Company's Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001 per share of which 7,115,000 shares were outstanding on November 16, 2013. All of the outstanding shares of common stock are fully paid and non-assessable.

Voting Rights

Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all shareholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Other

Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Transfer Agent

Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state security laws. The Company’s transfer agent for its common stock is VStock Transfer LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

VOTE REQUIRED FOR APPROVAL

In accordance with Section 78.315 and 78.320 of the Nevada Revised Statutes, the following actions were taken based upon the unanimous recommendation and approval by the Company's Board of Directors and the written consent of the majority shareholders.

The Board of Directors of the Company has adopted, ratified and approved the Name Change Amendment, the Authorized Capital Amendment and the Reverse Split. The securities that are entitled to vote approval of the Name Change Amendment, the Authorized Capital Amendment and the Reverse Split consist of issued and outstanding shares of the Company's $0.0001 par value common voting stock outstanding on November 16, 2013, the record date for determining shareholders who are entitled to notice of and to vote.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The board of directors fixed the close of business on November 16, 2013 as the record date for the determination of the common and preferred shareholders entitled to notice of the action by written consent.

At the record date, the Company had 100,000,000 shares of common stock authorized with a stated par value of $0.0001, of which 7,115,000 shares of common stock were issued and outstanding. The holders of shares of common stock are entitled to one vote per share on matter to be voted upon by shareholders.

The holders of shares of common stock are entitled to receive pro rata dividends, when and if declared by the board in its discretion, out of funds legally available therefore, but only if dividends on preferred stock have been paid in accordance with the terms of the outstanding preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the Nevada Revised Statutes and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shareholders and the holders of a controlling interest equaling approximately 65% of the voting power of the Company, as of the record date, have consented to the proposed amendments to the Articles of Incorporation. The shareholders have consented to the action required to adopt Proposal One through Three above. This consent was sufficient, without any further action, to provide the necessary stockholder approval of the action.

IDENTIFICATION OF CURRENT DIRECTORS AND EXECUTIVE OFFICERS

All of the Company's directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. The Company's officers are appointed by its Board of Directors and hold office until their earlier death, retirement, resignation or removal.

The Company's current directors and executive officers, their ages and positions held are as follows:

Name	Age	Position with the Company
Sarkis Tsaoussian		President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and Director

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Sarkis Tsaoussian

Sarkis A. Tsaoussian is a dynamic, engaging and visionary leader with numerous achievements.  He is a seasoned senior executive and entrepreneur with over twenty years of senior level management experience in a variety of different industries.  In 1993, Mr. Tsaoussian joined Pizza Donini Inc. as a field supervisor and progressed through more responsible positions serving as secretary treasurer and director of Pizza Donini.com Inc. From January 1994 until in May 1997, he was appointed as president and chief operations officer. Pizza Donini Inc. was once a major player in the Montreal food industry having an average of thirty stores at any given time and was one of the first restaurant chains to implement the one number system for pizza delivery.  Mr.  Tsaoussian led the creation of Pizza Donini Inc.'s first bilingual website and was in complete charge of the chain’s call centre that employed close to forty agents, including the IT department, human resources. He also managed all on-going programming related to the call centre’s main frames and was a facilitator in franchisee/franchisor relations.  In 2004, Mr. Tsaoussian resigned from Pizza Donini Inc.

In late 2004, Mr. Tsaoussian incorporated a holding company that would soon own and operate three reputable dry-cleaning locations mainly serving high profile businessmen and women in the greater Montreal area.  Within a six month period, Mr. Tsaoussian upgraded all equipment to state-of-the-art technologically advanced computerized machinery capable of handling five times more volume.  By improving the cleaning and pressing, he increased all production within one year and also created a then non-existent wholesale division servicing many independent counters. Mr. Tsaoussian also renovated all customer areas and computerized cash registers, further increasing profitability by reducing cost. Over the next two to three years, he successfully sold all of the dry cleaning stores in order to return to the restaurant industry.

In 2008, Mr. Tsaoussian was appointed president of Pizza Nova Quebec Inc., reporting to the president of Pizza Nova Restaurants Limited, a pizza chain with over 120 franchised locations in the greater Toronto area. Within a three to four month period, Mr. Tsaoussian successfully re-opened five Pizza Nova restaurant locations in and around Montreal and built a complete functioning one-number call centre/central order processing department from the ground-up that was capable of servicing eight restaurants and employing six customer service agents with the technological foundation to grow tenfold effortlessly with minimal time and investment. Mr. Tsaoussian hired six field managers and roughly twelve employees per location, set-up payroll through ADP, controlled store inventory and supplier purchases on a weekly basis via computer software linked to a point of sale system, organized direct marketing campaigns and customer appreciation days at the store level for kids; designed delivery menus, created pizza promotions tailored for the Quebec market, set-up flyer mailings with the post office, handled all day to day operations hands-on by delegating multiple tasks to employees and reviewing them afterwards on a daily/weekly basis. He also put together a franchising package and hired staff to start screening individuals interested in becoming Quebec franchisees.

In 2009, Mr. Tsaoussian founded Montreal Pizza Boys Restaurants Inc.  He created and implemented the entire concept/franchise system within a two month period and successfully converted six existing pizzerias in the greater Montreal area to the Montreal Pizza Boys banner in an additional six week period. He further built a complete functioning one-number call centre/central order processing department from the ground-up within a five day span that was capable of servicing ten restaurants and employing eight customer service agents with the technological foundation to grow tenfold effortlessly with minimal time and investment and set-up all suppliers and created a reporting system to control day to day operations.

From June 2010 to September 2012, Mr. Tsaoussian owned, administered and operated his final restaurant venture known as Gourmet Pizzeria in the heart of old Montreal. It catered to a variety of tourists, surrounding business’, private parties and gatherings of all occasions, operated with a complete restaurant/bar license with an outdoor terrace and seating capacity of 120 guests, including two bars. At September 2012, Mr. Tsaoussian sold the business in order to dedicate all of his time to il2m Inc. and ilink2music.com. This was an idea he had started working on during the months of February/March of 2010. Since then, he has been dedicating himself exclusively on building the right infrastructure/team in order to make this venture into a great success.

Mr. Tsaoussian is also a musician/keyboardist with extensive live stage and studio experience. He started playing the accordion at the age of five, then moved on to piano and organ. By the age of thirteen, Mr. Tsaoussian was sharing the stage with choirs and a multitude of accomplished classical musicians, playing the pipe-organ. Music was a passion, whether it was Latin, Mediterranean, American. He decided to part with classical music a year later and started performing as a pop keyboardist.  Over the next twenty years he organized, promoted, participated and performed for numerous events and fund-raising functions at several community centers and venues, particularly the ethnic and Mediterranean ones all over North America and even Europe.  In addition, he took complete charge of all music entertainment programs, sound systems and performed alongside a variety of musicians and vocalists from around the globe giving him priceless international music experience while simultaneously teaching him the fundamental importance of relationships.

Committees of the Board of Directors

As of the date of this Information Statement, the Company has not established an audit committee, a compensation committee nor a nominating committee. The Company intends within this fiscal year to establish such committees and adopt and authorize certain corporate governance policies and documentation.

Family Relationships

There are no family relationships among the Company's current directors or officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the Company's directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

Compliance With Section 16(A) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's directors and officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by the Company and on the representations of the reporting persons, the Company believes that the prior officers and directors have complied with all applicable filing requirements during the fiscal year ended May 31, 2013.

EXECUTIVE COMPENSATION

The Company paid $7,000 to its executive during the year ended May 31, 2013.

There are no other stock option plans, retirement, pension or profit sharing plans for the benefits of our officers and directors other than as described herein.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended May 31, 2013 and May 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Donna Cashwell, President, Chief Executive Officer and Director(1)	2013	$0	$0	$0		$0	$0	$0	$0	$0
Donna Cashwell, President, Chief Executive(1) Officer and Director	2012	$0	$0	$0		$0	$0	$0	$0	$0
Laura Gignac, Vice President and Director(1)	2013	$0	$0	$0		$0	$0	$0	$0	$0
Laura Gignac, Vice President and Director(1)	2012	$0	$0	$0		$0	$0	$0	$0	$0
Richard Wheeler, President, Chief Executive Officer, Director(2)	2013	$2,000	$0	$5,000	(3)	$0	$0	$0	$0	$7,000
Richard Wheeler, President, Chief Executive Officer, Director(2)	2012	$-	$-	$-		$-	$-	$-	$-	$-

(1)	On May 8, 2013, Donna Cashwell and Laura Gignac resigned from their positions as officers and directors of the Company.
(2)	On May 8, 2013, Richard Wheeler was appointed as President, Chief Executive Officer and Director of the Company.
(3)	On May 8, 2013, the Company issued 50,000 shares of common stock to its executive having a fair value of $5,000 (0.10 per share) for services.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the above Summary Compensation Table for the fiscal year ended May 31, 2013.

Aggregated Option Exercises and Fiscal Year-End Option Value. There were no stock options exercised during the fiscal year ended May 31, 2013 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards. There were no awards made to named executive officers in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Our directors did not receive any compensation during the years ended May 31, 2013 and 2012. As of the date hereof, one of our directors were compensated as follows:

Name	Fees earned or paid in cash ($)	Stock awards		Bonus	Option Awards ($)	All Other Compensation	Total ($)

Luke Quinn (1)	$2,000	$2,500	(2)	$0	$0	$0	$4,500

(1)
Luke Quinn was appointed as a Director of the Company on June 11, 2013. On June 11, 2013, the Company entered into a consulting agreement with Mr. Quinn pursuant to which the Company agreed to pay Mr. Quinn semi annually in advance at the rate of $2,000 per month.

(2)	On June 11, 2013, the Company issued 25,000 shares of Common Stock to Mr. Quinn having a fair value of $2,500 ($0.10 per share) for services pursuant to a consulting agreement.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS
 AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of November 16, 2013 with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of November 16, 2013, there were 7,115,000 shares of common stock issued and outstanding.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Sarkis Tsaoussian 3500 West Olive Avenue Suite 810 Burbank, California 91505	4,650,000	65%

All executive officers and directors as a group (1 person)	4,650,000	65%

Beneficial Shareholders Greater than 10%

None

*	Less than one percent.

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Current Report. As of the date of this Current Report, there are 7,115,000 shares issued and outstanding.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed increase in the number of authorized shares of the Company's common stock and the restatement of the par value of those shares or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our Quarterly Report on Form 10-Q for quarterly period ended August 31, 2013, our Annual Report on Form 10-K for fiscal year ended May 31, 2013, and our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2013 and November 30, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this information statement carefully.

Dated: November 18, 2013	By Order of the Board of Directors

/s/ Sarkis Tsaoussian
President/Chief Executive Officer and Director